A PARTNERSHIP OF INCORPORATED PROFESSIONALSARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2 of Golden Patriot, Corp. (the "Company"), of our report of July 13, 2005, except as to Note 13, which is as of August 2, 2005 on the financial statements as of April 30, 2005 and 2004 and for the years ended April 30, 2005 and 2004 and the period from November 24, 1998 (Date of Inception of the Exploration Stage) to April 30, 2005.  We also consent to the reference to our firm under the heading “Experts” in the Form SB-2.  Our report dated July 13, 2005, except as to Note 13, which is as of August 2, 2005 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
May 12, 2006	CHARTERED ACCOUNTANTS

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